UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Zink, John S.
   Zink Ranch
   P. O. Box 52508

   Tulsa, OK  74152
2. Issuer Name and Ticker or Trading Symbol
   Matrix Service Company (MTRX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   02/03
5. If Amendment, Date of Original (Month/Year)
   02/14/03
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock (1)                              02/13/03    S        4,500         D  $9.378                      D  Direct
Common Stock (1)                              02/14/03    S        14,500        D  $9.220                      D  Direct
Common Stock (1)                              02/18/03    S        1,400         D  $9.011                      D  Direct
Common Stock (1)                              02/20/03    S        7,300         D  $8.900                      D  Direct
Common Stock (1)                              02/21/03    M        10,000        A  $5.625                      D  Direct
Common Stock (1)                              02/21/03    S        10,000        D  $8.980                      D  Direct
Common Stock (1)                              02/21/03    M        5,000         A  $6.000                      D  Direct
Common Stock (1)                              02/21/03    S        5,000         D  $8.980                      D  Direct
Common Stock (1)                              02/21/03    M        5,000         A  $7.750                      D  Direct
Common Stock (1)                              02/21/03    S        5,000         D  $8.980                      D  Direct
Common Stock (1)                              02/21/03    M        10,000        A  $4.250                      D  Direct
Common Stock (1)                              02/21/03    S        10,000        D  $8.980                      D  Direct
Common Stock (1)                              02/21/03    M        5,000         A  $4.250                      D  Direct
Common Stock (1)                              02/21/03    S        5,000         D  $8.980                      D  Direct
Common Stock (1)                              02/21/03    S        300           D  $9.050                      D  Direct
Common Stock (1)                              02/21/03    M        5,000         A  $4.125                      D  Direct
Common Stock (1)                              02/21/03    S        5,000         D  $8.980                      D  Direct
Common Stock (1)                              02/21/03    M        5,000         A  $4.375                      D  Direct
Common Stock (1)                              02/21/03    S        5,000         D  $8.980       2,000          D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Non-Qualified Stock Option     $4.125          02/21/03       M                          5,000                         10/27/99
(right to buy) (1)
Non-Qualified Stock Option     $4.250          02/21/03       M                          10,000                        10/25/05
(right to buy) (1)
Non-Qualified Stock Option     $4.250          02/21/03       M                          5,000            (2)          10/18/10
(right to buy) (1)
Non-Qualified Stock Option     $4.375          02/21/03       M                          5,000            (2)          10/28/08
(right to buy) (1)
Non-Qualified Stock Option     $5.625          02/21/03       M                          10,000                        06/01/03
(right to buy) (1)
Non-Qualified Stock Option     $6.000          02/21/03       M                          5,000                         10/29/06
(right to buy) (1)
Non-Qualified Stock Option     $6.050                                                                                  10/23/11
(right to buy)
Non-Qualified Stock Option     $7.400                                                                                  10/22/12
(right to buy)
Non-Qualified Stock Option     $7.750          02/21/03       M                          5,000                         10/31/07
(right to buy) (1)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Non-Qualified Stock Option     02/21/03  Common Stock                   5,000                     0             D   Direct
(right to buy) (1)
Non-Qualified Stock Option     02/21/03  Common Stock                   10,000                    0             D   Direct
(right to buy) (1)
Non-Qualified Stock Option     02/21/03  Common Stock                   5,000                     0             D   Direct
(right to buy) (1)
Non-Qualified Stock Option     02/21/03  Common Stock                   5,000                     0             D   Direct
(right to buy) (1)
Non-Qualified Stock Option     02/21/03  Common Stock                   10,000                    0             D   Direct
(right to buy) (1)
Non-Qualified Stock Option     02/21/03  Common Stock                   5,000                     0             D   Direct
(right to buy) (1)
Non-Qualified Stock Option               Common Stock                   5,000                     5,000         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   5,000                     5,000         D   Direct
(right to buy)
Non-Qualified Stock Option     02/21/03  Common Stock                   5,000                     0             D   Direct
(right to buy) (1)

Explanation of Responses:

(1)
Matrix Service Company Common Stock
(2)
The stock option becomes exercisable in two equal installments, commencing one year after date of grant.

SIGNATURE OF REPORTING PERSON
/S/ Zink, John S.
DATE 02/24/03